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                                                                   EXHIBIT 10.29

[SAGENT LOGO]

May 9, 2000


David Eliff
11606 Mockingbird Lane
Houston, TX  77024

Dear David:

I am very pleased to offer you the position of Chief Financial Officer with Sagent Technology, Incorporated. In this position you will be responsible for the world wide Financial Operations of Sagent Technology, Inc.. You will report to the President and CEO and your start date will be Monday, May 15, 2000.

Your compensation will consist of salary, available employee benefits and a stock option grant. Your monthly salary will be $15,000.00 annualized to $180,000.00. In addition, you will participate in the Sagent Quarterly Objectives Plan. Your Bonus Base Amount will equal 40% of that quarters earnings. In addition you will receive a stock option grant of 175,000 shares subject to final approval by the Board of Directors. The options will vest at the rate of one forty-eighth per month for forty-eight months.

As we discussed, upon your demonstration of mastery of the unique Accounting that applies to the software industry, I will recommend an additional grant of 75,000 shares to the Board of Directors.

Sagent will provide you with a relocation package. Included in that package are:

-   the shipment your household goods.
-   temporary housing and storage of household goods for a period of 90 days.
-   one month's salary for miscellaneous expenses.
-   airfare for your family to California.
- a loan from the company for the down-payment of your new home (max 20% of value of the home) up to a maximum of $400,000.00.
-   reimbursement for closing costs on the new home.

If you leave the company within one year, you agree to reimburse the company for moving expenses paid on your behalf.


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[SAGENT LOGO]

Sagent Technology, Inc. is an "at will" employer, and consequently, employment at Sagent is for no definite period of time and can be terminated at the will of either Sagent or the employee at any time and for any reason, with or without cause.

As an employer based in the United States, Sagent Technology, Inc. is required to verify that its employees are eligible to work in the United States. On your first day of employment, you will be required to certify that you are a citizen or lawful permanent resident or an alien authorized to work in the U.S. Please bring your Employment Eligibility Verification (Form I-9) and acceptable supporting documents (as listed on the reverse side of the I-9 Form) to your first day of work. If you expect to have any difficulty in producing these documents, please contact our Human Resources Department prior to your employment to discuss alternative suitable documentation.

You will be required to sign a statement agreeing to hold the company's proprietary information confidential during and after your employment and assigning to the company any patentable inventions that you create through your work with the company.

Please indicate your acceptance of this offer by signing below. Our fax number is 650-815-3333. If you have any questions please feel free to call Loretta Booker at 650-815-3161.

All of the members of Sagent Technology, Inc. look forward to working with you and appreciate the talents you bring to your position and the company.



Sincerely,


/s/ KENNETH C. GARDNER

Kenneth C. Gardner
President and CEO


Accepted by:


/s/ David Eliff                             March 9, 2000
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Employee Name                               Today's Date